Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Under Section 242 of the General Corporation Law of the State of Delaware)

ImmunoCellular Therapeutics, Ltd., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of the corporation is ImmunoCellular Therapeutics, Ltd. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on March 20, 1987 under the name Redwing Capitol Corp. The corporation changed its name to Redwing Ventures Corp. on November 23, 1987, corrected the name to Redwing Ventures, Inc. on December 28, 1987, changed its name to Patco Industries, Ltd. on June 16, 1989, an Amended and Restated Certificate of Incorporation was filed on January 30, 2006 which included changing its name to Optical Molecular Imaging, Inc., and a Certificate of Amendment of Amended and Restated Certificate of Incorporation was filed on November 2, 2006 to change its name to ImmunoCellular Therapeutics, Ltd.

B. This Certificate of Amendment was duly adopted by the corporation’s directors and stockholders by written consent on April 26, 2007 in accordance with the applicable provisions of Sections 228 and 242 of the Delaware General Corporation Law.

C. The Certificate of Incorporation, as heretofore amended, is hereby further amended by changing Section 1 of Article FOURTH so that, as amended, it shall be and read in full as follows:

“FOURTH

Section 1. Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 75,000,000 shares, consisting of 74,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $.0001 per share.”

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Sanford J. Hillsberg, its Secretary, this 7th day of May, 2007.

ImmunoCellular Therapeutics, Ltd.

By:	/s/ Sanford J. Hillsberg
Name:	Sanford J. Hillsberg
Title:	Secretary